Exhibit 10.1
FMC CORPORATION
EXECUTIVE SEVERANCE PLAN

SECTION 1
PURPOSE OF THE PLAN

The Committee desires to provide financial assistance to select executives upon certain terminations of employment in accordance with the terms and conditions of this Plan.
The Committee also recognizes that the possibility of a Change in Control of the Company, and the uncertainty it could create, may result in the loss or distraction of executives of the Company to the detriment of the Company and its shareholders. The Committee considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Committee also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executives regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.
Therefore, in order to fulfill the above purposes, this Plan was adopted by the Committee and shall become effective on the Effective Date.
SECTION 2
DEFINITIONS

As used herein, the following capitalized words and phrases shall have the following respective meanings:
SECTION 2
2.1.“Affiliate” means any entity controlled by, controlling or under common control with the Company.
2.2.“Annual Base Salary” means the Participant’s annual base salary (including all amounts of such base salary that are voluntarily deferred under any qualified or non-qualified plan of the Company) determined at the highest rate in effect during the twelve (12) month period immediately preceding a Participant’s Termination Date.
2.3.“Board” means the Board of Directors of the Company.
2.4.“Benefit Measurement Period” means either: (a) in the event of a Qualifying CIC Termination, a period of months equal to the product of twelve (12) and the CIC Multiple; or (b) in the event of a Qualifying Non-CIC Termination, a period of twelve (12) months.

2.5.“Cause” means: (a) the Participant’s habitual intoxication or drug addiction; (b) the Participant’s violation of the Company’s written policies, procedures or codes including, without limitation, those with respect to harassment (sexual or otherwise) and ethics; (c) the Participant’s refusal or willful failure by the Participant to perform such duties as may reasonably be delegated or assigned to the Participant, consistent with the Participant’s position; (d) the Participant’s willful refusal or willful failure to comply with any requirement of the U.S. Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to the Company; (e) the Participant’s willful misconduct in connection with the performance of the Participant’s duties including, without limitation, breach of fiduciary duties; (f) the Participant’s breach (whether due to inattention, neglect, or knowing conduct) of any of the material provisions of the Participant’s employment or service agreement, if any; (g) the Participant’s conviction of, guilty, no contest or nolo contendere plea to, or admission or confession to any felony, or any act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude; or (h) the Participant’s involvement in any matter which, in the opinion of the Company’s Chief Executive Officer (or, in the case of the Chief Executive Officer, the Committee), is reasonably likely to cause material prejudice or reputational harm to the Company’s business. During the Change in Control Period, a Participant shall not be deemed to be terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by at least two-thirds of the independent members of the Board (or, if the Company is controlled by another corporation or entity, by the independent members of the board of directors of the ultimate parent of the Company), after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board (or the board of directors of the ultimate parent, if applicable), finding that, in the good faith opinion of the Board (or the board of directors of the ultimate parent, if applicable), the Participant is guilty of the conduct described in one or more of clauses (a) through (h) above and specifying the particulars thereof in detail.
2.6.“Change in Control” has the meaning given to such term in the Stock Plan.
2.7.“Change in Control Period” means the period commencing on, and including, the date of a Change in Control and ending on, and including, the second anniversary of the date of such Change in Control.
2.8.“CIC Multiple” means the multiple set forth in the Participant’s Participation Notice and identified therein as the CIC Multiple.
2.9.“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.10.“Committee” means the Compensation and Human Capital Committee of the Board.
2.11.“Company” means FMC Corporation and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.
2.12.“Disability” shall have the meaning given to such term in the Company’s (or, as relevant, any Affiliate's) long-term disability plan applicable to the Participant.
2.13.“Effective Date” means December 11, 2024.

2.14.“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.15.“Good Reason” means: (a) at any time after the Effective Date (including during a Change in Control Period) (i) the Company’s relocation of the Participant’s principal worksite by more than fifty (50) miles, excepting travel substantially consistent with the Participant’s business obligations or (ii) any reduction in the Participant’s Annual Base Salary; or (b) solely during a Change in Control Period: (i) the assignment to the Participant of duties materially inconsistent with the Participant’s authorities, duties, responsibilities or position, or a material adverse change in the Participant’s authorities, duties, responsibilities, position or reporting requirements, or (ii) a reduction in the Participant’s Target Annual Bonus or annual long-term incentive opportunity, in each case, as in effect for the Participant immediately prior to the Change in Control (or, if greater, as of immediately prior to the Termination Date); provided that any such event will constitute Good Reason only if the Participant notifies the Company in writing of such event within ninety (90) days following the initial occurrence thereof, the Company fails to cure such event within thirty (30) days after receipt from the Participant of written notice thereof, and the Participant resigns the Participant’s employment within one hundred eighty (180) days following the initial occurrence of such event.
2.16.“Non-CIC Multiple” means the multiple set forth in the Participant’s Participation Notice and identified therein as the Non-CIC Multiple.
2.17."Non-U.S. Participant" means any Participant other than a U.S. Taxpayer Participant.
2.18.“Notice of Termination” means a written notice delivered to the other party that (a) indicates the intended characterization of the termination for purposes of this Plan, and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such characterization. Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10.6 of this Plan. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder. For the avoidance of doubt, any notice served under the Plan will not affect the Company's or any Affiliate's ability to exercise any of its rights in relation to termination or notice under the relevant Participant's contract of employment.
2.19.“Participant” means an executive employed by the Company or any Affiliate who is selected by the Committee for participation in the Plan and receives a written Participation Notice.
2.20.“Participation Notice” means a written notice, substantially in the form attached hereto as Exhibit A, indicating that the executive identified therein has been designated as a Participant and specifying such executive’s level of participation in the Plan.
2.21.“Plan” means this FMC Corporation Severance Plan, as in effect from time to time.

2.22.“Qualifying CIC Termination” means any termination of a Participant’s employment, during a Change in Control Period (a) by the Participant for Good Reason or (b) by the Company other than for Cause, death or Disability.
2.23.“Qualifying Non-CIC Termination” means any termination of a Participant’s employment that is not a Qualifying CIC Termination and is either (a) by the Participant for Good Reason or (b) by the Company other than for Cause, death or Disability.
2.24.“Stock Plan” means the FMC Corporation 2023 Incentive Stock Plan (or any successor plan), as in effect from time to time.
2.25.“Target Annual Bonus” means the Participant’s target annual cash bonus in effect for the year in which the Termination Date occurs.
2.26.“Termination Date” means the date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination (subject to the notice and cure periods in the definition of Good Reason). If the Participant’s employment is terminated by reason of death, the Termination Date shall be the date of death of the Participant. If the Participant’s employment is terminated by reason of Disability, the Termination Date shall be the date on which the Participant becomes eligible for benefits under the Company’s (or as, relevant, any Affiliate's) long-term disability plan.
2.27."U.S. Taxpayer Participant" means any Participant whose compensation income is subject to taxation in the United States of America.
SECTION 3
SEPARATION PAYMENTS
SECTION 3
3.1.Accrued Obligations and Other Benefits. If a Participant experiences a Qualifying Non-CIC Termination or a Qualifying CIC Termination, the Company shall pay or provide to the Participant at the time or times set forth in Section 3.4:
(a)a lump sum payment in cash equal to the sum of (i) the Participant’s accrued but unpaid Annual Base Salary through the Termination Date, (ii) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Termination Date where such payment remains due and outstanding, (iii) any accrued and unused vacation pay or other paid time off, and (iv) subject to any expenses policy in force from time to time, any business expenses incurred by the Participant that are unreimbursed as of the Termination Date, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), (iii) and (iv) shall be hereinafter referred to as the “Accrued Obligations”); provided that, for any U.S. Taxpayer Participant, notwithstanding the foregoing, in the case of clauses (i) and (ii), if such U.S. Taxpayer Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual incentive payment described in clause (i) or (ii) above then such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clauses (i) or (ii), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and
(b)to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company or any Affiliate, including amounts credited to the Participant’s account under any deferred compensation plan, payable pursuant to the terms of such plan, program, policy or practice (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
3.2.Qualifying Non-CIC Termination. If a Participant experiences a Qualifying Non-CIC Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth in Section 3.4, subject to Section 9 and subject to the Participant’s execution of a separation agreement and general release of claims substantially in the form attached hereto as Exhibit B (the “Release Agreement”) and such Release Agreement becoming effective and irrevocable in accordance with its terms no later than the sixtieth (60th) day following the Termination Date:
(a)a lump sum payment in cash equal to the product of (i) the Non-CIC Multiple and (ii) the sum of (A) the Participant’s Annual Base Salary and (B) the Target Annual Bonus;
(b)a lump sum payment payable in cash equal to the product of (i) the Target Annual Bonus and (ii) a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs from the first day of such fiscal year to and including the Termination Date, and the denominator of which is the total number of days in such fiscal year, reduced by any annual bonus payment to which the Participant has been paid or is otherwise entitled, in each case, for the same period of service (the “Prorated Bonus”);
(c)a lump sum payment payable in cash equal to $20,000 for use for career transition or such other purposes as determined by the Participant (the “Supplemental Cash Payment”); and
(d)a lump sum payment in cash equal to the amount of the employer contribution, based on the rates and coverage elections in effect at the Termination Date, that would have been provided towards healthcare benefit coverage for the Participant and the Participant’s eligible dependents during the Benefit Measurement Period had the Participant remained employed with the Company during such period (the “Healthcare Benefit”).
3.3.Qualifying CIC Termination. If a Participant experiences a Qualifying CIC Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth in Section 3.4, subject to Section 9 and subject to the Participant’s execution of a Release Agreement and such Release Agreement becoming effective and irrevocable in accordance with its terms no later than the sixtieth (60th) day following the Termination Date:

(a)a lump sum payment in cash equal to the product of (i) the CIC Multiple and (ii) the sum of (A) the Participant’s Annual Base Salary and (B) the Target Annual Bonus;
(b)the Prorated Bonus;
(c)the Supplemental Cash Payment; and
(d)the Healthcare Benefit (which, for the avoidance of doubt, shall be determined using the definition of Benefit Measurement Period in Section 2.4(a)).
3.4.Payment Timing. All Accrued Obligations shall be paid no later than the second regularly scheduled payroll date after the Termination Date (or such earlier date as is required by applicable law). All payments provided under Sections 3.2(a)-(d) shall be paid no later than the second regularly scheduled payroll date after the Release Agreement becomes effective and irrevocable, and in any event no later than two and one-half months following the end of the calendar year in which the Termination Date occurs. All payments provided under Sections 3.3(a)-(d) shall be paid within five (5) days following the date that the Release Agreement becomes effective and irrevocable.
SECTION 4
GOLDEN PARACHUTE EXCISE TAX
SECTION 4
4.1.The provisions of this Section 4 shall apply to U.S. Taxpayer Participants only.
4.2.If a Participant has a Qualifying CIC Termination, anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Payments were so reduced, the Participant shall receive all Payments to which the Participant is entitled hereunder.
4.3.If the Accounting Firm determines that aggregate Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 days following the Termination Date. For purposes of reducing the Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Payments in the manner determined by the Accounting Firm and in compliance with Section 409A of the Code. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.4.To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
4.5.The following terms shall have the following meanings for purposes of this Section 4:
(a)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(b)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).
(c)“Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(d)“Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Plan or otherwise.
(e)“Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.
4.6.The provisions of this Section 4 shall survive the expiration of this Plan.

SECTION 5
NONDUPLICATION; LEGAL FEES; NON-EXCLUSIVITY OF RIGHTS
SECTION 5
5.1.Nonduplication. The amount of any payments under Section 3.2 or 3.3 of this Plan, as applicable, will be offset and reduced (but not below zero) by the full amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant may separately be entitled to receive from the Company or any Affiliate based on any employment agreement, confidential information protection agreement or other contractual obligation (whether individual or union/works council) or statutory scheme. If a U.S. Taxpayer Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of any severance payments under Section 3.2 or Section 3.3, as applicable, of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN, and the Benefit Measurement Period shall be reduced for any period of benefits continuation or pay in lieu thereof provided to Participant due to the application of WARN.
5.2.Legal Fees. Solely during the Change in Control Period, the Company agrees to pay as incurred (within 10 business days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome) by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment to which the Participant is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) based on the rate in effect for the month in which such legal fees and expenses were incurred.
5.3.Non-exclusivity of Rights. Subject to Section 5.1 and except as otherwise provided in a Participant’s Participation Notice, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, agreement, program, policy or practice provided by the Company or its Affiliates and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of its Affiliates, including without limitation the Stock Plan and any applicable award agreement thereunder. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or any of its Affiliates shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement. Without limiting the generality of the foregoing, the Participant’s resignation under this Plan, with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or any of its Affiliates, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Company, any of its Affiliates or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.
SECTION 6
AMENDMENT AND TERMINATION

The Plan may be amended or terminated in any respect by resolution adopted by the Committee at any time; provided, however, that (a) no amendment or termination of the Plan will decrease the amount of any severance pay or benefits due to a Participant who has experienced a Qualifying Non-CIC Termination or a Qualifying CIC Termination prior to the date of such amendment or termination without the written consent of the Participant, (b) no such amendment or termination that would impair the rights of a Participant shall become effective until the date that is six (6) months after the date that written notice of such amendment or termination is delivered to the affected Participant, unless the affected Participant provides advance written consent to such amendment or termination. In addition, during a Change in Control Period or otherwise in connection with or in anticipation of a Change in Control, the Committee may not terminate the Plan with respect to a Participant, or amend the Plan in any manner that would adversely affect the rights of a Participant under the Plan, unless the affected Participant provides advance written consent to such amendment or termination. For the avoidance of doubt, so long as the Plan remains in effect, the CIC Multiple and Non-CIC Multiple set forth in the Participation Notice of any Participant may not be reduced without the written consent of the Participant.
SECTION 7
PLAN ADMINISTRATION
SECTION 7
7.1.General. The Committee is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, (a) the authority to select executives employed by the Company or any Affiliate as Participants effective as of the Effective Date and from time to time thereafter, (b) the authority to approve the CIC Multiple and Non-CIC Multiple for each Participant, (c) the discretion to interpret and apply the provisions of this Plan, (d) the authority to determine all questions relating to eligibility for benefits under this Plan, (e) the authority to interpret or construe ambiguous or unclear terms, and (f) the authority to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Committee or characterization of any such decision by the Committee as final or binding on any party.
7.2.Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.

7.3.Indemnification. To the extent permitted by law, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.
SECTION 8
SUCCESSORS; ASSIGNMENT
SECTION 8
8.1.Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.
8.2.Assignment of Rights. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.
SECTION 9
SECTION 409A OF THE CODE
SECTION 9
9.1.The provisions of this Section 9 shall apply to U.S. Taxpayer Participants only.
9.2.General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

9.3.Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
9.4.Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Agreement during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with Interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.
SECTION 10
MISCELLANEOUS
SECTION 10
10.1.Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
10.2.Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes and/ or social security payments as are required to be withheld pursuant to any applicable law or regulation.

10.3.Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
10.4.Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.
10.5.Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company or any Affiliate.
10.6.Notices.
(a)Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail or electronic mail (e-mail) (so long as confirmation of receipt of e-mail is requested or received) by:
FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
Attention: General Counsel
(b)Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice by e-mail (so long as confirmation of receipt of e-mail is requested or received), personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.
10.7.Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.

Exhibit A
FMC Corporation
Notice of Executive Severance Plan Participation
Date:_______________________
This participation notice is entered into effective as of the date set forth above. The Participant identified below has been selected to participate in the FMC Corporation Executive Severance Plan (the “Plan”). For purposes of your participation in the Plan, your CIC Multiple and Non-CIC Multiple will be as set forth below. A copy of the Plan is attached.
By signing this notice, which is a condition to the Participant’s participation in the Plan, the Participant acknowledges and agrees that (a) the Participant’s entitlement to benefits under the Plan is subject to the terms and conditions of the Plan as in effect from time to time[,] [and (b) to the extent the Participant has entered into any executive severance agreement with the Company prior to the date hereof, such agreement is hereby terminated and superseded in its entirety and is of no further force or effect.]1 [(b) the Amended and Restated Executive Severance Agreement, dated May 15, 2018 (the “Severance Agreement”), between Participant and the Company remains in effect in accordance with its terms, (c) the Participant will be eligible for severance benefits under the Plan only upon a Non-CIC Qualifying Termination, and (d) the Participant will not be eligible for severance benefits under the Plan during a Change in Control Period (or following a Change in Control Period and while the Severance Agreement remains in effect) and will not have a CIC Multiple.]2

FMC Corporation
By: ________________________
Title:_______________________

Name of Participant:
___________________________
[CIC Multiple:_______________]3
Non-CIC Multiple: ___________

Acknowledged and agreed
___________________________
[Insert Name of Participant]
1    Include for named executive officers other than Andrew Sandifer.
2    Include for Andrew Sandifer.
3    Include for named executive officers other than Andrew Sandifer.

Exhibit B
Separation and Release Agreement
This Separation and Release Agreement (this “Agreement”) is entered into as of [•], by and between FMC Corporation (the “Company”), with its Corporate Headquarters at 2929 Walnut Street, Philadelphia, PA, 19104, and [•] (“Executive”) (collectively, the “Parties”).
Executive’s termination of employment with the Company and its subsidiaries on [DATE] (the “Termination Date”) entitles Executive, subject to Executive signing and not revoking this Agreement, to receipt of the payments set forth in [Section 3.2][Section 3.3] (the “Separation Payments”) of the Company’s Executive Severance Plan (the “Plan”). In consideration of the Separation Payments, Executive agrees as follows:
1.Waiver and Release of Claims. In consideration of the Separation Payments Executive agrees, on behalf of Executive and Executive’s heirs, administrators, representatives, attorneys, successors, executors, assigns and agents (the “Releasers”), to fully and forever waive and release the Company, and the Company’s past, present and future related corporations, parents, subsidiaries, affiliates and joint ventures and all of the current and former officers, directors, owners, partners, supervisors, agents, employees, attorneys, insurers, employee benefit plans (including such plans’ administrators and fiduciaries) or assigns of the aforementioned (the “Released Parties”), from any and all legally waivable claims, rights, contracts, agreements, liabilities, promises, torts, demands, causes of action, obligations, promises, controversies, damages, actions, suits, demands, costs, losses, debts and expenses arising at any time up to and including the date that Executive executes this Agreement, whether known or unknown, to the extent arising from or related to Executive’s employment and termination of employment with the Company and its subsidiaries (and, if applicable, Executive’s service as a director of the Company and its subsidiaries), known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance. This Agreement specifically includes, but is not limited to, claims for discrimination based upon any protected characteristic (such as age, race, sex, national origin, ancestry, religion, sexual orientation, physical or mental handicap and disability status), breach of contract, or any other claim for relief or remedy (including attorneys’ fees, costs, and expenses) under any city, state, local or federal laws, including but not limited to, claims under the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, as amended, the Worker Adjustment and Retraining Notification (WARN) Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, all as amended, and the civil rights, employment and labor laws of any city, locality, state and the United States, including, but not limited to the following (as applicable):
•the District of Columbia Human Rights Act, the District of Columbia Prohibition of Employment Discrimination on the Basis of Tobacco Use Act, the District of Columbia Whistleblower Protection Act for Employees of D.C. Contractors, the District of Columbia Family and Medical Leave Act, the District of Columbia Parental Leave Act, the District of Columbia Accrued Sick and Safe Leave Act, and the District of Columbia Wage Payment and Collection Law;

•the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Workers’ Compensation Law’s Anti-Retaliation Provisions, and the New Jersey Security and Financial Empowerment Act; and
•the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, and the Pennsylvania Whistleblower Law.
2.Excluded Claims. Claims that are not being released under this Agreement include: (a) Executive’s rights to enforce the Plan or receive the Separation Payments; (b) Executive’s rights as a stockholder of the Company; (c) any vested benefit entitlements pursuant to the terms of a Company-sponsored benefit plan governed by ERISA; (d) workers’ compensation, unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (e) continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985; (f) any rights under to indemnification under the Company’s organizational documents or under the Company’s directors’ and officers’ insurance policies; (g) any claims that are not legally waivable as a matter of law; (h) any claims arising after the date Executive signs this Agreement; and (i) Executive’s rights to communicate directly with, cooperate with, or provide information to, any federal, state or local government authority or regulator.
3.Executive Representations. Executive specifically represents, warrants, and confirms that, as of the date of this Agreement:
(a)Executive has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state or federal government or agency;
(b)To the maximum extent permitted by law, Executive has not filed, nor will Executive ever file, a lawsuit asserting any claims which are released by this Agreement, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Agreement;
(c)Executive has not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and none of the payments set forth in the Plan are related to sexual harassment or sexual abuse;
(d)Executive has been properly paid for all hours worked for the Company;
(e)Executive has received all salary, wages, commissions, bonuses, and other compensation due to Executive through and including the Termination Date (as defined in the Plan); and
(f)Executive has not engaged in any unlawful conduct relating to the business of the Company.
4.Knowing & Voluntary Acknowledgments By Executive. Executive acknowledges and agrees that the following is true and correct:

(a)Executive has read and knowingly and voluntarily accepts the terms of this Agreement, including its release of claims (both known and unknown), as evidenced by Executive’s signature below;
(b)Executive acknowledges that Executive has been specifically advised by this writing to consult with, and has had an opportunity to consult with, an attorney of Executive’s own choosing before executing this Agreement;
(c)Executive understands and agrees that Executive is receiving additional benefits and valuable consideration, which Executive would not otherwise be entitled to receive upon separation from employment, and these benefits are being given as consideration in exchange for executing the Plan and this Agreement, including the general release. Executive further acknowledges that Executive is not entitled to any additional payment or consideration not specifically referenced in the Separation Agreement. Nothing in this Agreement or the Plan shall be deemed or construed as an express or implied policy or practice of the Company to provide the Separation Payments or other benefits to any individuals other than Executive;
(d)Executive acknowledges that Executive has been given a reasonable period of time of at least [twenty-one][forty-five] ([21][45]) calendar days from the date of Executive’s receipt of this Agreement to consider it before signing it and has been given seven (7) calendar days after signing this Agreement to revoke Executive’s signature by giving written notice;
(e)Executive acknowledges that this Agreement will not become effective and enforceable until eight (8) calendar days after Executive’s execution of this Agreement, assuming it has not been timely revoked by Executive; and
(f)Executive further acknowledges that if Executive does not sign and return this Agreement within [twenty-one][forty-five] ([21][45]) calendar days after the Termination Date, then it shall become void and unenforceable and the Company will not owe the Separation Payments to Executive.
5.Confidentiality, Nondisclosure, Cooperation and Non-Disparagement.
(a)Protecting Confidential Company Information. Executive agrees and covenants that Executive will not use, disclose, make available, publish, or communicate, whether directly or indirectly, to anyone at any time, any Confidential Information acquired during Executive’s employment with the Company or an affiliate. Executive expressly represents that as of the time of signing this Agreement, Executive has not accessed, used, copied or removed any documents, records, files, media, or other resources containing Confidential Information except during Executive’s employment as appropriate and necessary for the performance of Executive’s job duties for the Company. Executive affirms that, pursuant to the Plan, Executive shall return all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public or within the Company’s industry, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to business or financial information, trade secrets, processes, practices, methods, know-how and any confidential or proprietary information relating to the business and affairs of the Company, or of any other person or entity that has entrusted information to the Company in confidence. Executive further agrees to continue to comply with the terms of any applicable Confidential & Intellectual Property Agreement that Executive has entered into with the Company. Executive hereby grants consent to notification by the Company to any new employer about Executive’s obligations under this paragraph and represents that Executive has not to date misused or disclosed Confidential Information to any unauthorized party. Executive hereby acknowledges receipt of the following notice pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
(b)Cooperation. During Executive’s employment and for the twenty-four (24)-month period following the Termination Date (or, for any litigation or investigation matters pending or known as of the Termination Date, during Executive’s employment and until the final resolution of such matters) (such period, the “Cooperation Period”), Executive agrees to complete such reasonable acts as from time to time may be necessary or useful in the Company’s discretion to apply for, secure, maintain, reissue, extend or defend the Company’s worldwide rights in its Confidential Information or other intellectual property or in any or all letters patent in any country worldwide, so as to secure to the Company the full benefits of such information or discoveries and otherwise as needed to protect the Company’s rights and interests. In addition, during the Cooperation Period, Executive agree to make himself or herself reasonably available to cooperate with the Company’s and its attorneys’ reasonable requests for cooperation in connection with any matter that Executive worked on during Executive’s employment with the Company or with any investigation of any claims against the Company. Executive understands and agrees that such reasonable cooperation may include, but shall not be limited to, making himself or herself reasonably available to the Company and its attorneys upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give truthful testimony; volunteering to the Company pertinent information; and turning over all relevant documents to the Company that are or may come into Executive’s possession. Without limiting the generality of the foregoing, to the extent that the Company seeks Executive’s assistance, the Company will use best efforts to provide Executive with reasonable advance notice of its need for assistance. Further, the Company will reimburse Executive in accordance with the Company’s policy, for all reasonable out-of-pocket travel and other expenses that Executive incur as a result of Executive’s cooperation pursuant to this Section 5(b), including reasonable attorneys’ fees, if reasonably appropriate.

(c)Non-disparagement. Subject to Section 5(d) below and to the extent permitted by applicable law, Executive agrees not to make or publish any statement (orally, in writing, or in any other form) or instigate, assist, or participate in the making or publication of any statement which is disparaging, defamatory or detrimental in any way to: (i) the Company or its subsidiaries, (ii) the Company’s or its subsidiaries’ services, affairs, or operations, or (iii) the reputations of any of its past or present directors, officers, shareholders, employees, and board members of the Company or any of its affiliates. Notwithstanding the foregoing, Executive may give truthful testimony in connection with a governmental or regulatory investigation or in connection with a legal or arbitration process.
(d)Protected Rights. Nothing in this Agreement or the Agreement (i) restricts or impedes Executive from exercising protected rights, to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, (ii) waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (iii) prevents or restricts Executive from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission (the “SEC”), or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or making other disclosures that are protected under whistleblower provisions of federal law or regulation or from otherwise making disclosures protected under whistleblower provisions of federal law or regulation (including Section 21F of the Securities Exchange Act of 1934 and the regulations promulgated thereunder) or limit Executive’s right to receive an award for information provided to the SEC or any other securities regulatory agency, in each case without the necessity of prior authorization from the Company or the need to notify the Company that he has done so, (iv) prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, including but not limited to retaliation, a wage-and-hour violation, or sexual assault, or other conduct that is recognized as unlawful under state, federal or common law, or that is recognized as against a clear mandate of public policy, whether occurring in the workplace, at work-related events coordinated by or through the Company, or between employees, or between the Company and an employee, whether on or off the employment premises, (v) prevents Executive from exercising any rights Executive may have under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees (such as discussing wages, benefits, or other terms and conditions of employment or raising complaints about working conditions for Executive’s own and other employees’ mutual aid or protection), or (vi) prevents Executive from testifying truthfully pursuant to any legal process between Executive and the Company or any of its affiliates and/or their respective directors or executive officers.

6.Non-Compete and Non-Solicitation Covenants.
(a)Restrictive Covenants. In recognition of, and in consideration for, the Separation Payments to be paid to Executive, Executive agrees to be bound by the provisions of this Section 6 (together with the covenants set forth in Section 5, the “Restrictive Covenants”).
(b)Executive covenants that, during Executive’s employment with the Company and for the 12-month period immediately following the Termination Date (the “Restricted Period”), Executive will not do any of the following, directly or indirectly:
(i)be employed by, consult with or engage in any Competing Business, as defined below; or
(ii)influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its subsidiaries; or
(iii)solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company or any of its subsidiaries within the 12-month period immediately preceding the date of such solicitation, employment or retention; provided, however, that this restriction will not apply to any person whose employment by the Company or any of its subsidiaries was terminated by the Company or any such affiliate during such 12-month period.
(c)Definitions. For purposes of this Agreement:
(i)“Competing Business” means any company, entity, or Affiliate (defined below) of any of the following: Bayer AG (including without limitation Monsanto Company), BASF SE, China National Chemical Corporation (including without limitation Syngenta AG and/or ADAMA Ltd.), Corteva Inc., UPL Limited, and/or any successor(s)-in-interest to the agrochemical business of any of the foregoing.
(ii)“Affiliate” as used above means any company or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such company or entity (including without limitation its respective officers, directors and employees). For this purpose, “control” means the power to direct the management and policies of a person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(d)Acknowledgements. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries, that the duration and scope of the Restrictive Covenants are reasonable given the nature of this Agreement and Executive’s position within the Company. Executive acknowledges that the Company and its subsidiaries have a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company and its subsidiaries would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. Executive further acknowledges that the Company and its subsidiaries are entitled to seek to protect and preserve the going concern value of the Company and its subsidiaries to the extent permitted by law. Executive further acknowledges that, although Executive’s compliance with the covenants contained in this Agreement may prevent Executive from earning a livelihood in a business similar to the business of the Company and its subsidiaries, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.
(e)Remedies and Enforcement.
(i)Specific Enforcement. Executive acknowledges that any breach, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company or its subsidiaries for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach or threatened breach of any of the Restrictive Covenants the Company or its subsidiaries, as applicable, shall be entitled to (without the necessity of showing economic loss or other actual damage) (i) cease payment of the Separation Payments to the extent not previously paid or provided, (ii) the prompt return by Executive of any portion of such compensation and the value of such benefits previously paid or provided and (iii) injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted. The preceding sentence shall not be construed as a waiver of the rights that the Company and its subsidiaries may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company and its subsidiaries.
(ii)Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision will then be enforceable.

(iii)Accounting. If Executive breaches any of the Restrictive Covenants, the Company or its subsidiaries, as applicable, will have the right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, as applicable, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach. These rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to the Company and its subsidiaries under law or in equity.
(iv)Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such Restrictive Covenants shall be modified such that they are enforceable and enforced as so modified.
(v)Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the Restrictive Covenants to any potential employer or employer that Executive may work for during the Restricted Period.
(vi)Extension of Restricted Period. If Executive breaches Section 6 in any respect, the restrictions contained in that section will be extended for a period equal to the period of the breach.
7.Return of Agreement; Notice and Revocation. Executive shall return this signed Agreement to, and any notice including notice of revocation permitted under this Agreement shall be made in writing to the Company’s Corporate Headquarters at 2929 Walnut Street, Philadelphia, PA, 19104, attention: Chief Human Resources Officer.
8.No Admission of Liability. Execution of this Agreement shall not constitute an admission of liability or wrongdoing of any kind by either party, and both the Company and Executive specifically deny any such liability.
9.Miscellaneous. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Agreement are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.
[Signature Page Follows.]

ACKNOWLEDGED AND AGREED BY:

Date:
[Employee Name]

ACCEPTED AND AGREED BY:

FMC CORPORATION

Name:
Title: